SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 25, 2005

SENECA GAMING CORPORATION

(Exact Name of Registrant as Specified in Charter)

Not Applicable	333-117633	54-2122988
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

310 Fourth Street Niagara Falls, NY (Seneca Nation Territory)	14303
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 299-1100

Not Applicable

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As Seneca Gaming Corporation (“SGC”) has previously disclosed, there currently exists litigation by various parties against the Governor of the State of New York, the State of New York, the Town of Cheektowaga, and Uniland Development Company to prohibit the sale of certain real property located in Cheektowaga, New York (the “Cheektowaga Site”) to SGC for the purpose of building the proposed Seneca Erie Casino. In a matter related to this litigation, on May 25, 2005, the Supreme Court of the State of New York issued an order requiring the State of New York to comply with the requirements of the State Environmental Quality Review Act (“SEQRA”), which includes preparing an environmental impact statement in respect of the Cheektowaga Site and the proposed acquisition and development of the casino, before any further actions may be taken in respect of (a) constructing, maintaining or operating a Class III gaming facility on the Cheektowaga Site or (b) the sale of the Cheektowaga Site to the Seneca Nation of Indians of New York (the “Nation”) for such purposes.

As SGC previously disclosed, the Nation’s exclusive right under the Nation-State Gaming Compact between the Nation and the State of New York to establish and operate a Class III gaming facility in Erie County, New York, may terminate if the Nation fails to commence construction of a Class III gaming facility in Erie County by December 9, 2005 or if the Nation fails to commence Class III gaming operations in Erie County by December 9, 2007.

SGC and the Nation may consider alternative sites for the location of the Seneca Erie Casino.

SGC can provide no assurance that the State of New York can satisfy the requirements of SEQRA within a time period that would enable SGC to consummate the acquisition of the Cheektowaga Site and commence construction of a Class III gaming facility on such site by December 9, 2005, that the State of New York will appeal the May 25, 2005 order of the New York Supreme Court, that such order and/or the related litigation will be successfully appealed, or that SGC will otherwise be able to commence construction of a Class III gaming facility in Erie County by December 9, 2005 or commence Class III gaming operations in Erie County by December 9, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SENECA GAMING CORPORATION (Registrant)

Date: June 10, 2005		/s/ Barry W. Brandon
	Name:	Barry W. Brandon
	Title:	Senior Vice President and General Counsel